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                                                  November 20, 2000

BY FAX

Rochelle S.A.
38 Hertford Street
London, England W1Y 7TG
United Kingdom

Attn.:  James Martin

                  RE:      AMENDMENT TO LETTER AGREEMENT OF SEPTEMBER 18, 2000

Gentlemen:

         This is in reference to our Placement Agent Agreement dated September 18, 2000, regarding Rochelle's engagement as Photogen Technologies, Inc.'s exclusive placement agent in connection with the proposed offering of its equity securities pursuant to a Registration Statement under the Securities Act of 1933, as amended.

         After discussions, we have agreed to amend our Placement Agent Agreement by adding a new subsection 1(d), as set forth below and by renumbering the current subsection 1(d) as 1(e):

         (d) The sale of Securities to an investor shall be on terms and conditions mutually acceptable to the Company, Rochelle and the investor, which shall include the following covenants that shall be incorporated in the Purchase Agreement between the Company and the investor:

                  (i) Rochelle shall only solicit investors outside of the United States, its territories and possessions and then only to investors who are neither United States citizens nor United States residents abroad;

                  (ii) Resales of Securities by an investor in the United States, its territories and possessions shall be made in accordance with applicable United States securities laws. In particular, so long as any investor may be deemed to be an underwriter under the Securities Act of 1933, as amended, with respect to Securities purchased thereunder, or if the investor sells his Securities through or by an underwriter, the resales of such Securities by such investor in the United States, its territories or possessions shall only be made by or through broker/dealers registered under applicable United States securities laws, and then only pursuant to a post-effective amendment to the Registration Statement

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Rochelle S.A.
November 20, 2000
Page 2

                           which shall include an appropriate prospectus for use in connection with such resales. If such resales constitute an "at the market" distribution, they will be made in compliance with Rule 415(a)(4). The Company shall require an opinion of counsel to its satisfaction as to whether such an investor may be deemed to be an underwriter.

         If the foregoing correctly sets forth our understanding, please confirm this by signing and returning to us a duplicate of this letter and our Placement Agent Agreement of September 18, 2000 shall be amended accordingly as of the date of your execution.


                                                     Sincerely,

                                                     Photogen Technologies, Inc.


                                                     By: /S/ TAFFY J. WILLIAMS
                                                         -----------------------
                                                              Taffy J. Williams
                                                              President and CEO

Agreed and accepted as of
the date below:

Rochelle SA


By: /s/ J.E. Martin
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Title: Director
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Date: 27 November 2000
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